Prospect Energy Corporation Provides Senior Secured Debt Financing to Worcester Energy Partners, Inc.

NEW YORK, NY -- 09/28/2005 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has provided $10.75 million of senior secured debt financing to Worcester Energy Partners, Inc. ("WECO"), a wood processing and biomass power generation business based in Deblois, Maine.

WECO is a privately owned renewable energy company that operates a wood harvesting and chipping business as well as a newly refurbished 25.85 megawatt wood-fired power plant. Built in 1988, the plant has operated intermittently over the past decade and recently has been recommissioned for baseload operations. The wood harvesting and chipping business has access to more than 16,000 acres of wood fuel, and the plant has long-term contracts for the sale of electricity as well as renewable energy credits.

Prospect's funding has been utilized to refinance existing debt and to provide working capital to re-initiate plant operations. Prospect is receiving a significant equity ownership position in WECO as part of the investment, including a minimum internal rate of return on Prospect's investment.

"We are pleased to be embarking on a business relationship with Prospect's professionals, who have significant experience in the energy and renewable power generation markets," said Morrill Worcester, CEO of WECO.

"The WECO investment reflects our strong interest in the renewable power generation sector, which is currently experiencing significant growth," said Jim Flores, a senior investment professional who assisted Prospect with the WECO investment. "In addition to biomass, we are also interested in other renewable power sectors, including wind, solar, geothermal, hydro, and waste-to-energy. WECO, as well as other future possible downstream power investments, will further diversify Prospect's portfolio."

With the WECO investment, as well as a recently completed follow-on investment of $300,000 of senior secured debt financing to Whymore Coal Company ("Whymore"), for which we received additional equity, we are approximately 76% invested in our target long-term investments. We expect that these transactions, together with our other investments announced in the present quarter, including a previous follow-on investment in Whymore, a follow-on investment in Stryker Energy II, LLC, and an investment in Arctic Acquisition Corp., in the aggregate will add approximately $0.12 per share contribution to Interest Income on a quarterly basis, provided all interest payments are made on a timely basis in accordance with the terms and conditions of the agreements with these four companies, and not including the monetization of or dividends from any equity positions in these investments.

About Prospect Energy Corporation

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses and assets. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments. Since completing its initial public offering in July 2004, the company has invested in Gas Solutions, an East Texas gas gathering and processing business; Unity Virginia Holdings, a Virginia coal mining operator; Natural Gas Systems, a Texas-based oil and gas production company; Stryker Energy II, LLC, an Appalachian oil and gas production company based in Cleveland, Ohio; Whymore Coal, a Kentucky coal mining operator; Miller Petroleum, a Tennessee oil and gas production company; Arctic Acquisition Corp., a Texas-based oilfield services company; and Worcester Energy Company, Inc., a Maine wood processing and biomass power generation company.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Accordingly, we are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, state, and federal rules and regulations. In addition, we have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986 ("Code"). The Code specifies certain quarterly asset diversification and annual source of income requirements. To the extent we remain in compliance with the applicable provisions of the Code, we will not be required to pay corporate-level taxes on any income that we earn. To the extent we do not qualify as elected, corporate-level taxes may be imposed upon our net income.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may," "hope" and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

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Prospect Energy Corporation

John Barry
jbarry@prospectstreet.com
(212) 448-0702

Grier Eliasek
grier@prospectstreet.com
(212) 448-0702